Exhibit 99.1

FOR IMMEDIATE RELEASE
November 5, 2004

For More Information, Contact:
Willard “Chuck” Lewis
Chief Operating Officer
(404) 653-2815

Citizens Bancshares Corporation Announces Third Quarter Earnings for 2004

ATLANTA, November 5, 2004 /PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced its third quarter 2004 earnings of $0.18 per diluted share, down from $0.27 per diluted share for the same period of the previous year.  During the three month period ending September 30, 2004, the Company recorded a loan loss provision of $225,000 compared to $100,000 for the same period last year, an increase of 125 percent.  Also, last year’s third quarter earnings include $489,000 in gains on sale of securities.  There were no gains from the sale of securities for the third quarter ending September 30, 2004.  As a result, third quarter 2004 net income decreased by 33 percent to $381,000 compared to $569,000 a year earlier.

Total revenues for the third quarter 2004 increased $228,000, excluding the $489,000 gains on sale of securities realized in the third quarter 2003. Credit quality trends were positive as total nonperforming assets declined from $8,530,000 at December 31, 2003 to $5,690,000 at September 30, 2004.  As a percent of total assets, nonperforming assets improved by 0.62 percent to 1.75 percent at September 30, 2004 compared to 2.37 percent at December 31, 2003.

For the nine month period ending September 30, 2004, the Company had net income of $1,658,000 representing a decrease of $234,000 or 12 percent compared to a net income of $1,892,000 for the same period in 2003.  The Company had earnings per diluted share of $0.80 for the nine month period ended September 30, 2004 compared to $0.91 per diluted share for the nine month period ended September 30, 2003.  The provision for loan losses for the nine month period ending September 30, 2004 was $775,000 compared to $380,000 for the same period last year, representing an increase of 104 percent.   At September 30, 2004, the Company considered its allowance for loan losses to be adequate.

For the nine month period ending September 30, 2004 gains on the sale of securities totaled $58,000 compared to $707,000 for the same period in 2003, representing a decrease of 92 percent. However, total revenues for the nine month period ending September 30, 2004 increased $425,000 when compared to the same period in 2003 (includes gains on sale of securities in 2004 and 2003).

Citizens Trust Bank has been a partner in the Atlanta community since 1921. The goal from its inception was to promote financial stability and business development, to stress the principle of thrift and to make home ownership possible for more people. The bank currently operates in four separate markets in Georgia and Alabama.  With nearly $326 million in assets, the 82-year-old bank maintains its position among the top 3 African American commercial banks nationwide. Through its parent company, Citizens Bancshares Corporation (OTC Bulletin Board: CZBS), CTB offers its common stock on the OTC Bulletin Board under the trading symbol, CZBS. Visit Citizens Trust Bank on the World Wide Web at www.CTBConnect.com.

This news release contains forward-looking statements and comments on outlook. Any number of conditions may occur, which would affect important factors that may materially change expectations. These factors include, but are not limited to, customer trading activity, changes in technology, shifts in competitive patterns, decisions with regard to products and services, changes in revenues and profits, and significant changes in the market environment regionally or nationally.

SOURCE: Citizens Bancshares Corporation